                                                                 EXECUTION DRAFT

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                               SUN NORTHLAND, LLC

                                       AND

                           NORTHLAND CRANBERRIES, INC.



                          Dated as of November 6, 2001

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

1.    DEFINITIONS.................................................................................................1

2.    PURCHASE AND SALE OF SHARES.................................................................................7

   (a)   Basic Transaction........................................................................................7
   (b)   Consideration............................................................................................7
   (c)   The Closing..............................................................................................7
   (d)   Deliveries at the Closing................................................................................7

3.    REPRESENTATIONS AND WARRANTIES OF THE BUYER.................................................................8

   (a)   Organization of the Buyer................................................................................8
   (b)   Authorization of Transaction.............................................................................8
   (c)   Noncontravention.........................................................................................8
   (d)   Brokers' Fees............................................................................................8
   (e)   Investment...............................................................................................8

4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................................................8

   (a)   Organization, Qualification, and Corporate Power.........................................................9
   (b)   Capitalization and Issuance of Shares....................................................................9
   (c)   Noncontravention........................................................................................10
   (d)   Brokers' Fees...........................................................................................10
   (e)   Title to Assets.........................................................................................10
   (f)   Subsidiaries............................................................................................10
   (g)   Financial Statements....................................................................................11
   (h)   Events Subsequent to Most Recent Fiscal Year End........................................................11
   (i)   Undisclosed Liabilities.................................................................................13
   (j)   Legal Compliance........................................................................................13
   (k)   Tax Matters.............................................................................................14
   (l)   Real Property...........................................................................................15
   (m)   Intellectual Property...................................................................................18
   (n)   Tangible Assets.........................................................................................19
   (o)   Contracts...............................................................................................20
   (p)   Notes and Accounts Receivable...........................................................................21
   (q)   Powers of Attorney......................................................................................21
   (r)   Insurance...............................................................................................21
   (s)   Litigation..............................................................................................22
   (t)   Employees...............................................................................................22
   (u)   Employee Benefits.......................................................................................23
   (v)   Guaranties..............................................................................................25
   (w)   Environment, Health, and Safety Matters.................................................................25
   (x)   Certain Business Relationships With the Company and its Subsidiaries....................................26
   (y)   SEC Documents...........................................................................................26
   (z)   Relationships with Customers and Vendors................................................................27

                                                  i


5.    CONDITIONS TO OBLIGATION TO CLOSE..........................................................................28

   (a)   Conditions to Obligation of the Buyer...................................................................28
   (b)   Conditions to Obligation of the Company.................................................................31

6.    REMEDIES FOR BREACHES OF THIS AGREEMENT....................................................................32

   (a)   Survival of Representations and Warranties..............................................................32
   (b)   Indemnification Provisions for Benefit of the Buyer.....................................................33
   (c)   Determination of Adverse Consequences...................................................................33
   (d)   Matters Involving Third Parties.........................................................................33
   (e)   Additional Matters......................................................................................34

7.    TAX MATTERS................................................................................................34


8.    MISCELLANEOUS..............................................................................................34

   (a)   Press Releases and Public Announcements.................................................................34
   (b)   No Third-Party Beneficiaries............................................................................34
   (c)   Entire Agreement........................................................................................35
   (d)   Succession and Assignment...............................................................................35
   (e)   Counterparts............................................................................................35
   (f)   Headings................................................................................................35
   (g)   Notices.................................................................................................35
   (h)   Governing Law...........................................................................................36
   (i)   Amendments and Waivers..................................................................................36
   (j)   Severability............................................................................................36
   (k)   Expenses................................................................................................36
   (l)   Construction............................................................................................37
   (m)   Incorporation of Exhibits, Annexes, and Schedules.......................................................37
   (n)   Submission to Jurisdiction..............................................................................37
   (o)   Legal Fees..............................................................................................37
   (p)   Indemnification and Insurance...........................................................................37
   (q)   ISRA Covenant...........................................................................................38
   (r)   Tax Covenant............................................................................................38
   (s)   Severance Pay Covenant..................................................................................39


    EXHIBIT A - HISTORICAL FINANCIAL STATEMENTS

    EXHIBIT B - FORM OF OPINION OF COUNSEL TO THE COMPANY

    EXHIBIT C - FORM OF STOCKHOLDERS' AGREEMENT

    EXHIBIT D - FORM OF REGISTRATION AGREEMENT

    EXHIBIT E - AGREEMENTS TO BE ENTERED INTO WITH VENDORS, SUPPLIERS AND OTHER CREDITORS

    EXHIBIT F - STAY BONUS AND MANAGEMENT AGREEMENT PAYOUT SCHEDULE

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement is entered into as of November 6, 2001, by and among Sun Northland, LLC, a Delaware limited liability company (the "BUYER"), and Northland Cranberries, Inc., a Wisconsin corporation (the "COMPANY"). The Buyer and the Company are referred to collectively herein as the "PARTIES" and individually as a "PARTY".

         WHEREAS, the Buyer has entered into Assignment, Assumption and Release Agreements with the Current Senior Lenders pursuant to which the Buyer or its assignee will, at the Closing, acquire a portion of the Current Senior Lenders' rights pursuant to the Firstar Facility upon payment to the Current Senior Lenders of an aggregate of $38,388,000 in cash, the issuance to the Current Senior Lenders of new notes in the aggregate amount of $25,714,000, and the issuance to the Current Senior Lenders of Class A Common Stock, par value $0.01 per share "CLASS A COMMON STOCK") representing an aggregate of 7.49% of the Company's Class A Common Stock;

         WHEREAS, the Company desires to issue and sell, and the Buyer desires to purchase, in exchange for cash and the assignment of the Buyer's rights in the Assignment, Assumption and Release Agreements (which will result in the cancellation of at least $$86.8 million of the Company's indebtedness), 37,122,695.00 shares of the Company's Class A Common Stock, 1,668,885.00 shares of the Company's Series A Preferred Stock, par value $.01 per share ("SERIES A PREFERRED STOCK") (which shall be convertible into 41,722,125.00 shares of the Company's Class A Common Stock) and 100 shares of the Company's Series B Preferred Stock, par value $0.01 per share ("Series B Preferred Stock"), upon the terms and subject to the conditions contained in this Agreement;

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.       DEFINITIONS

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

         "ASSIGNMENT, ASSUMPTION AND RELEASE AGREEMENTS" means (i) that certain Assignment, Assumption, and Release Agreement, dated as of the date hereof, by and among the Buyer, LaSalle Bank National Association, St. Francis Bank, F.S.B., ARK CLO 2000-1 Limited, and U.S. Bank National Association; and (ii) that certain Assignment, Assumption, and Release

Agreement, dated as of the date hereof, by and among the Buyer, Wells Fargo, Bank Minnesota, National Association, Endeavour, LLC, Bank One Wisconsin and M&I Marshall & Ilsley Bank.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

         "BOG PROPERTIES" means those portions of the Owned Real Property and Leased Real Property enumerated under the heading "Bog Properties" in SECTIONS 4(l)(i) and 4(l)(ii) of the Disclosure Schedule.

         "BUYER" has the meaning set forth in the preface above.

         "CAPITAL STOCK" means stock, units, interests, securities, or other instruments which (i) share in distributions either of earnings or assets or
(ii) have the right to vote for directors, officers or managers.

         "CASH PURCHASE PRICE" has the meaning set forth in SECTION 2(b)(i) below.

         "CLASS A COMMON STOCK" has the meaning in the preface above.

         "CLASS B COMMON STOCK" has the meaning in SECTION 4(b) below.

         "CLOSING" has the meaning set forth in SECTION 2(c) below.

         "CLOSING DATE" has the meaning set forth in SECTION 2(c) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMISSION" or "SEC" means the Securities and Exchange Commission, or any successor agency.

         "COMPANY" has the meaning set forth in the preface above.

         "CURRENT SENIOR LENDERS" means LaSalle Bank National Association, St. Francis Bank, F.S.B., ARK CLO 2000-1 Limited, U.S. Bank National Association, Wells Fargo, Bank Minnesota, National Association, Endeavour, LLC, Bank One Wisconsin, and M&I Marshall & Ilsley Bank.

         "DISCLOSURE SCHEDULE" has the meaning set forth in SECTION 4 below.

         "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" (including, without limitations, "plans" as defined in ERISA Section 3(3)), profit sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and any other form of compensation or benefit plan, program or arrangement of any kind regardless of whether any such plan is written or oral or provided under an employment, collective bargaining or other similar arrangement.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including, without limitation, all those relating to wetlands protection or the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended, and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means each entity which is treated as a single employer with the Company or its Subsidiaries for purposes of Code Section 414.

         "EXECUTIVE" shall mean any of Ricke Kress, Steve Klus, William Haddow, Dan Lang, Ken Iwinski, Robert Wilson, John Stauner, Dick Teske, Nigel Cooper, and Jim Tierney.

         "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

         "FINANCIAL STATEMENT" has the meaning set forth in SECTION 4(g) below.

         "FIRSTAR FACILITY" means that certain Credit Agreement, dated as of March 15, 1999, by and between the Company and the financial institutions which are signatories thereto, and all amendments thereto.

         "FACILITY PROPERTIES" means those portions of the Owned Real Property enumerated under the heading "Facility Properties" in SECTION 4(l)(i) of the Disclosure Schedule.

         "FUNDAMENTAL REPRESENTATIONS AND WARRANTIES" means those representations and warranties made by the Company in SECTIONS 4(a), (b), (c),
(d), and (e) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "GOOD STANDING" means, when used with respect to the status of any corporation or limited liability company domiciled or doing business in the State of Wisconsin, that such corporation or limited liability company, as the case may be, has filed its most recent required annual report (or similar reports for non-corporate entities) and (i) if a domestic corporation or limited liability company, has not filed articles of dissolution (or similar dissolution documents for non-corporate entities), and (ii) if a foreign corporation or limited liability company, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority (or similar certificates for non-corporate entities).

         "IMPROVEMENTS" means all buildings (or portions thereof), structures, fixtures, and building systems, and all components thereof, included in the Real Property.

         "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "INDEMNIFIED PARTY" has the meaning set forth in SECTION 6(d)(i) below.

         "INDEMNIFYING PARTY" has the meaning set forth in SECTION 6(d)(i) below.

         "INTELLECTUAL PROPERTY" means (a) all ideas, business methods, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications for registration, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications for registration, registrations, and renewals in connection therewith, (d) all mask works and all applications for registration, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including without limitation ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including, without limitation, data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium now known or later developed).

         "KNOWLEDGE OF THE COMPANY" means the actual knowledge of John Swendrowski, Ricke Kress, Ken Iwinski and Robert Teske.

         "LEASED REAL PROPERTY" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any of the Company or its Subsidiaries.

         "LEASES" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Company or its Subsidiaries holds any Leased Real Property.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "LIENS" means any mortgages, pledges, liens, claims, charges, security interests, guarantees, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, and encumbrances of any kind.

         "MANAGEMENT AGREEMENT" means that certain Amended and Restated Key Executive Employment and Severance Agreement, dated as of April 14, 2000, by and between the Company and John Swendrowski.

         "MOST RECENT BALANCE SHEET" shall have the meaning set forth in SECTION 4(g) below.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "ORGANIZATIONAL DOCUMENTS" means all documents relating to the formation, organization and governance of any Person, including, without limitation, charters, bylaws, operating agreements, and certifications of formation.

         "OWNED REAL PROPERTY" means all land, together with all buildings, structures, improvements, fixtures, trees, plants, and other crops located thereon, and all easements, rights of way, servitudes, tenements, hereditaments, appurtenances, privileges and other rights including, without limitation, oil, gas, mineral and water rights, with respect thereto, owned by the Company or its Subsidiaries.

         "PARTY" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PERMITS" has the meaning set forth in SECTION 4(j) below.

         "PERMITTED ENCUMBRANCES" means with respect to each parcel of Real
Property: (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP;
(b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a material adverse effect on the business of the Company and its Subsidiaries as currently conducted thereon; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property, which are not violated by, or the violation of which would not have a material adverse effect on, the current use or occupancy of such Real Property or the operation of the business of the Company and its Subsidiaries as currently conducted thereon;
(d) easements, covenants, conditions, restrictions and other similar matters of record, or other immaterial conditions as would be disclosed by an accurate survey, affecting title to such Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of the Company and its Subsidiaries as currently conducted thereon; and (e) the encumbrances set forth on Section 4 of the Disclosure Schedule.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "REAL PROPERTY" has the meaning set forth in SECTION 4(l)(iii) below.

         "REAL PROPERTY PERMITS" has the meaning set forth in SECTION 4(l)(vii) below.

         "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

         "SEC DOCUMENTS" has the meaning set forth in SECTION 4(y) below.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SERIES A PREFERRED STOCK" has the meaning in the preface above.

         "SERIES B PREFERRED STOCK" has the meaning in the preface above.

         "SEVERANCE AND STAY BONUS PLAN" means the Northland Cranberries, Inc. Severance and Stay Bonus Plan, effective April 14, 2000.

         "SHARES" has the meaning set forth in SECTION 2(a) below.

         "SUBSIDIARY" means a Person of which another Person and/or their respective Subsidiaries, as the case may be, own directly or indirectly, such number of shares as have more than 50% of the ordinary voting power for the election of directors or managers.

         "TANGIBLE PERSONAL PROPERTY" means all equipment, machinery, and other similar tangible personal property, with an individual original cost of $50,000 or more, which is owned by the Company and its Subsidiaries and used in their respective business.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any tax of any other Person resulting from being a member of an Affiliated Group.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY CLAIM" has the meaning set forth in SECTION 6(d)(i) below.

         "WBCL" means the Wisconsin Business Corporation Law, Chapter 180 Wis. Stats.

2.       PURCHASE AND SALE OF SHARES.

         (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Company, and the Company agrees to sell to the Buyer, 37,122,695.00 shares of Class A Common Stock, 1,668,885.00 shares of Series A Preferred Stock and 100 shares of Series B Preferred Stock (the "SHARES") for the consideration specified below in this SECTION 2.

         (b) CONSIDERATION. The Buyer agrees to deliver the following consideration to the Company at the Closing:

                  (i) Wire transfer of immediately available funds equal to $7,000,000 (the "CASH PURCHASE PRICE");

                  (ii) The assignment of the Buyer's rights to each of the Assignment, Assumption and Release Agreements (it being understood by the Parties that such assignment will result in the cancellation of at least $86.8 million of the Company's indebtedness).

         (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place as of the close of business on the date this Agreement is signed by the Parties (the "CLOSING DATE").

         (d) DELIVERIES AT THE CLOSING.

                  (i) At the Closing, the Company will deliver to the Buyer: (A) the various certificates, instruments, and documents referred to in SECTION 5(a) below, and (B) stock certificates representing the Shares, free and clear of all Liens.

                  (ii) At the Closing, the Buyer will deliver to the Company:
(i) the various certificates, instruments, and documents referred to in SECTION 5(b) below and (ii) the consideration specified in SECTION 2(b) above.

3. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Company that the statements contained in this SECTION 3 are correct and complete as of the date of this Agreement, except as set forth in ANNEX I attached hereto.

         (a) ORGANIZATION OF THE BUYER. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

         (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

         (d) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

         (e) INVESTMENT. The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Buyer that the statements contained in this SECTION 4 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by the Company to the Buyer on the date hereof (the "DISCLOSURE SCHEDULE") or as set forth in the Company's SEC Documents. Except for disclosures relating to environmental matters pursuant to SECTION 4(w), and made in Section 4(w) of the Disclosure Schedule, which may refer to specific environmental surveys and reports, nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Except for disclosures relating to environmental matters pursuant to SECTION 4(w), and made in Section 4(w) of the Disclosure Schedule, which may refer to specific environmental surveys and reports, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
SECTION 4.

         (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of the Company and its Subsidiaries is a corporation, or limited liability company, duly formed or organized, as the case may be, validly existing, and in Good Standing under the laws of the jurisdiction of its incorporation or formation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in Good Standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in Good Standing would not have a material adverse effect on the Company or its Subsidiaries. Each of the Company and its Subsidiaries has full corporate, or limited liability company, power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except where the failure to have any such licenses, permits or authorizations would not have a material adverse effect on the Company or its Subsidiaries. Section 4(a) of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiaries. The Company has delivered to the Buyer correct and complete copies of the Organizational Documents of each of the Company and its Subsidiaries. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books (or similar books and records for any of the Company's Subsidiaries which is not a corporation) of each of the Company and its Subsidiaries are correct and complete. None of the Company and its Subsidiaries is in default under or in violation of any provision of its Organizational Documents. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and by general equitable principles.

         (b) CAPITALIZATION AND ISSUANCE OF SHARES. Immediately prior to the Closing, the entire authorized Capital Stock of the Company consists of 60,000,000 shares of Class A Common Stock, of which no greater than 5,100,000 shares are issued and outstanding and no shares are held in treasury; 4,000,000 shares of Class B Common Stock, par value $0.01 per share ("CLASS B COMMON STOCK"), of which no shares are issued and outstanding and no shares are held in treasury, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. Immediately following the Closing, the entire authorized Capital Stock of the Company will consist of 60,000,000 shares of Class A Common Stock, of which approximately 49,827,788.00 shares will be issued and outstanding and no shares will be held in treasury; 4,000,000 shares of Class B Common Stock, of which no shares will be issued and outstanding and no shares will held in treasury, and 5,000,000 shares of preferred stock, of which 1,668,885.00 shares will be designated Series A Preferred Stock and will be issued and outstanding and of which 100 shares will be designated Series B Preferred Stock and will be issued and outstanding. Except as contemplated herein and by the transactions contemplated hereby, there are no outstanding or authorized Liens, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its Capital Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or its Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Capital Stock of the Company or its Subsidiaries. The Shares have been duly authorized and when issued, delivered and paid for pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company or its Subsidiaries is subject or any provision of their respective Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any of the Company or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Company and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or other Person in order for the Parties to consummate the transactions contemplated by this Agreement.

         (d) BROKERS' FEES. Except for fees and commissions owed to Rabobank International, which shall not exceed $400,000 (plus expenses not to exceed $75,000), and the fees and expenses pursuant to a management services agreement to be entered into at Closing pursuant to SECTION 5(a)(xx), none of the Company and its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         (e) TITLE TO ASSETS. Except for Permitted Encumbrances, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since August 31, 2001. The Company and its Subsidiaries own, or as of the Closing will own, all of the assets necessary for the conduct of their respective businesses in the same manner as they have been conducted since the August 31, 2001.

         (f) SUBSIDIARIES. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or formation, (ii) the number of shares or membership interests, as applicable, of authorized Capital Stock of each class of its Capital Stock,
(iii) the number of issued and outstanding shares or membership interests, as applicable, of each class of its Capital Stock, the names of the holders thereof as such names are reflected in the Company's records, and the number of shares or membership interests, as applicable, held by each such holder, and (iv) the number of shares or membership interests, as applicable, of its Capital Stock held in treasury. All of the issued and outstanding shares or membership interests, as applicable, of Capital Stock of each Subsidiary and each

Affiliate of the Company have been duly authorized and are validly issued, fully paid, and nonassessable, except as otherwise provided in Section 180.0622(2)(b) of the WBCL. One of the Company or its Subsidiaries holds of record and owns beneficially all of the outstanding shares or membership interests, as applicable, of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Liens, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to sell, transfer, or otherwise dispose of any Capital Stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own Capital Stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any Capital Stock of any Subsidiary of the Company. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company and its Subsidiaries.

         (g) FINANCIAL STATEMENTS. Attached hereto as EXHIBIT A are the following financial statements (collectively, including the notes thereto, the "FINANCIAL STATEMENTS"): audited consolidated balance sheet as of August 31, 2000 and unaudited consolidated balance sheet as of August 31, 2001 (the "MOST RECENT BALANCE SHEET") and audited consolidated statements of operations, changes in shareholders' equity, and cash flows for the fiscal years ended August 31, 1999 and August 31, 2000, and unaudited consolidated statements of operations, changes in shareholders' equity, and cash flows for the fiscal year ended August 31, 2001, for the Company and its Subsidiaries. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods, are correct and complete in all material respects, and are consistent in all material respects with the books and records of the Company and its Subsidiaries (which books and records are correct and complete in all material respects).

         (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since August 31, 2001, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except with respect to the transactions contemplated hereby, since that date:

                  (i) none of the Company and its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

                  (ii) none of the Company and its Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

                  (iii) no party (including any of the Company or its Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of the Company or its Subsidiaries is a party or by which any of them is bound nor will any party have a right to do the same due to this transaction;

                  (iv) none of the Company and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible including, but not limited to, its Intellectual Property;

                  (v) none of the Company and its Subsidiaries has made any capital expenditures outside the Ordinary Course of Business;

                  (vi) none of the Company and its Subsidiaries has made any capital investment in, or any loan to, any other Person outside the Ordinary Course of Business;

                  (vii) the Company and its Subsidiaries have not created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

                  (viii) none of the Company and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) none of the Company and its Subsidiaries has granted any license or sublicense of any material rights under or with respect to any of its Intellectual Property;

                  (x) there has been no change made or authorized in the Organizational Documents of any of the Company or its Subsidiaries;

                  (xi) none of the Company and its Subsidiaries has issued, sold, or otherwise disposed of any of its Capital Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Capital Stock;

                  (xii) none of the Company and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Capital Stock;

                  (xiii) none of the Company and its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property that is material to the Company or its Subsidiaries;

                  (xiv) none of the Company and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xv) none of the Company and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xvi) none of the Company and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvii) none of the Company and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xviii) none of the Company and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xix) none of the Company and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xx) except as otherwise disclosed in this SECTION 4(h), there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Company and its Subsidiaries;

                  (xxi) none of the Company and its Subsidiaries has committed to any of the foregoing; and

                  (xxii) none of the Company and its Subsidiaries has entered into any agreement to buy any shares of Capital Stock (or other equity interests of entities other than corporations) of any partnership, joint venture, trust, corporation, limited liability company or other entity.

         (i) UNDISCLOSED LIABILITIES. None of the Company and its Subsidiaries has any Liability, except for (i) liabilities set forth in the Financial Statements or disclosed in the Company's filings with the SEC and (ii) liabilities which have arisen after August 31, 2001 in the Ordinary Course of Business.

         (j) LEGAL COMPLIANCE.

             (i) Each of the Company and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations or results of operations of the Company or its Subsidiaries.

             (ii) To the Knowledge of the Company, the Company and its Subsidiaries hold and are in compliance in all material respects, or will be in compliance in all material respects as of the Closing, with all permits, certificates, licenses, approvals, registrations and authorizations required by them in connection with the conduct of their respective businesses and the ownership and operation of their respective assets under all federal, state, local and foreign laws, rules and regulations (the "PERMITS"). All of the Permits are, and as of the Closing of the transactions contemplated hereby will be, in full force and effect in all respects in accordance with their respective terms.

         (k) TAX MATTERS.

             (i) Each of the Company and its Subsidiaries (and any Affiliated Groups of which any of the Company or its Subsidiaries has been a member at any time) has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company or its Subsidiaries (and any Affiliated Groups of which any of the Company or its Subsidiaries has been a member at any time) (whether or not shown on any Tax Return) have been paid or fully accrued for in the Financial Statements. None of the Company and its Subsidiaries (or any Affiliated Groups of which any of the Company or its Subsidiaries has been a member at any time) currently is the beneficiary of any extension of time within which to file any Tax Return.

             (ii) There is no dispute or claim concerning any Tax Liability of any of the Company or its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which the Company and the directors and officers of the Company and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority.

             (iii) Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign Income Tax Returns filed with respect to each of the Company and its Subsidiaries for taxable periods ended on or after August 31, 1998 (including any returns filed by the parent of a consolidated, combined, unitary or similar group which includes any of the Company and its Subsidiaries for such periods), indicates all Tax Returns for taxable periods ended on or after August 31, 1998 that have been audited, and indicates all Tax Returns for taxable periods ended on or after August 31, 1998 that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies with respect to each of the Company and its Subsidiaries since August 31, 1998. None of the Company and its Subsidiaries (or any Affiliated Group of which any of the Company or its Subsidiaries has been a member at any time) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

             (iv) None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

             (v) The unpaid Taxes of the Company and its Subsidiaries did not, as of August 31, 2001, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements and will not exceed that reserve as adjusted for operations and transactions through the Closing Date.

             (vi) None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign Income Tax law); (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code
Section 1502 (or any corresponding or similar provision of state, local or foreign Income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

             (vii) There are no Liens for Taxes (other than Taxes not yet due and payable) upon the assets of any of the Company and its Subsidiaries (and any Affiliated Group of which any of the Company or its Subsidiaries has been a member at any time).

             (viii) None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

         (l) REAL PROPERTY.

             (i) SECTION 4(l)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

                 (A) the Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all liens and encumbrances, except Permitted Encumbrances;

                 (B) none of the Company or its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

                 (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

             (ii) Section 4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to the Buyer a true and complete copy of each such Lease document (including all amendments, extensions, renewals, guaranties and other documents with respect thereto), and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases:

                   (A) such Lease is legal, valid, binding, enforceable and in full force and effect;

                   (B) the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                   (C) to the Knowledge of the Company, no party to such Lease has repudiated any provision thereof, and there are no disputes, oral agreements or forbearance programs in effect with respect to such Lease;

                   (D) to the Knowledge of the Company, none of the Company and its Subsidiaries, or any other party to the Lease, is in breach or default under such Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

                   (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

                   (F) none of the Company and its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

                   (G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, any of the Company or its Subsidiaries;

                   (H) none of the Company and its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and

                   (I) none of the Company and its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein.

         (iii) The Owned Real Property identified in Section 4(l)(i) of the Disclosure Schedule, and the Leased Real Property identified in Section 4(l)(ii) of the Disclosure Schedule (the "REAL PROPERTY") comprise all of the real property used or intended to be used in the business of the Company and its Subsidiaries; and none of the Company and its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

         (iv) To the Knowledge of the Company, (A) all buildings (or portions thereof), structures, fixtures and building systems, included in the Real Property are in condition and repair sufficient for the operation of the business of the Company and its Subsidiaries, and (B) those building systems which are not included in the Real Property and all equipment, and all components thereof, are in good condition and repair, reasonable wear and tear excepted, and sufficient for the operation of the business of the Company and its Subsidiaries. To the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company and its Subsidiaries as currently conducted thereon.

         (v) None of Company or its Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain, affecting any parcel of Owned Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending, or, to the Knowledge of the Company, threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof, or the operation of the business of the Company or its Subsidiaries as currently conducted thereon and will not exceed that reserve as adjusted for operations and transactions through the Closing Date.

         (vi) To the Knowledge of the Company, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the "REAL PROPERTY LAWS"). None of Company or its Subsidiaries has received any notice of violation of any Real Property Law and, to the Knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any action for such violation.

         (vii) To the Knowledge of the Company, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "REAL PROPERTY PERMITS") of all governmental authorities having jurisdiction over the Real Property, required or appropriate to have been issued to the Company or its Subsidiaries to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect. Neither the Company nor any Subsidiary has received or been informed by a third party of the receipt by it of any notice from any governmental authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any such action.

         (viii) Each parcel of Real Property has direct access to a public street adjoining the Real Property or has access to a public street via insurable easements benefitting such parcel of Real Property, and such access is not dependent on any land or other real property interest which is not included in the Real Property. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

         (ix) To the Knowledge of the Company, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted thereon.

         (x) To the Knowledge of the Company, the Company and its Subsidiaries' use or occupancy of the Real Property or any portion thereof and the operation of the business of the

Company and its Subsidiaries as currently conducted thereon is not dependent on a "permitted nonconforming use" or "permitted non-conforming structure" or similar variance, exemption or approval from any governmental authority.

         (xi) To the Knowledge of the Company, the current use and occupancy of the Owned Real Property and the operation of the business of the Company and its Subsidiaries as currently conducted thereon does not violate any easement, covenant, condition, restriction or, similar provision in any instrument of record or other unrecorded agreement affecting such Owned Real Property, the violation of which would have a material adverse effect on the operation of the business of the Company or its Subsidiaries.

         (m) INTELLECTUAL PROPERTY.

         (i) To the Knowledge of the Company, none of the Company and its Subsidiaries has interfered with, infringed, misappropriated, or violated any Intellectual Property rights of third parties that are currently not resolved, and neither the Company nor the directors, officers or employees of the Company and its Subsidiaries has received any correspondence, charge, complaint, claim, demand, or notice alleging any such non-resolved interference, infringement, misappropriation, or violation (including any offer for a license or any claim that any of the Company or its Subsidiaries must refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company, no third party has interfered with, infringed, misappropriated, or violated any Intellectual Property rights of any of the Company or its Subsidiaries that are currently not resolved.

         (ii) Section 4(m)(ii) of the Disclosure Schedule identifies each issued patent and each trademark, service mark, copyright, trade name and domain name registration that has been issued to any of the Company or its Subsidiaries with respect to any of its and their Intellectual Property, identifies each pending patent application and all applications for registration of any trademark, service mark, copyright and trade name that any of the Company or its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission that any of the Company or its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications for registration and patent, licenses, agreements, and permissions (as amended). Section 4(m)(ii) of the Disclosure Schedule also identifies each trade name, unregistered trademark, and unregistered copyright used by any of the Company or its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in
Section 4(m)(ii) of the Disclosure Schedule:

                   (A) the Company and its Subsidiaries possess all right, title, and interest in and to such item, free and clear of any Security Interest, license, or other restriction or Liens;

                   (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                   (C) no action, suit, proceeding (administrative or judicial), hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

                   (D) all maintenance and other fees for Intellectual Property registrations have been paid and are up to date, and all applications for registration of the Intellectual Property are in good standing and are being diligently prosecuted; and

                   (E) none of the Company and its Subsidiaries has ever agreed to indemnify any Person for or against any use, interference, infringement, misappropriation or other conflict with respect to the item.

         (iii) Section 4(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that any of the Company or its Subsidiaries uses pursuant to license, sublicense, lease, agreement, or permission. The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, leases, agreements, and permissions (as amended). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Disclosure Schedule:

                   (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all respects;

                   (B) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                   (C) no party to the license, sublicense, lease, agreement, or permission has repudiated any provision thereof nor shall have a right to do the same as a result of this transaction; and

                   (D) none of the Company and its Subsidiaries has granted any sublicense or similar right with respect to such license, sublicense, lease, agreement, or permission.

         (n) TANGIBLE ASSETS. The Company and its Subsidiaries have good and marketable title to and are in possession of all items of tangible personal property used in their respective businesses (other than leased property), and such property is free and clear of all Security Interests. The buildings, machinery, equipment and other tangible assets that the Company and its Subsidiaries own or lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear). Section 4(n) of the Disclosure Schedule hereto describes all sales of Tangible Personal Property by the Company and its Subsidiaries since August 31, 2001 outside the Ordinary Course of Business and sets forth (i) the date of any such sale, (ii) a description of the Tangible Personal Property sold in any such sale, (iii) the sales price of the Tangible Personal Property sold in any such sale and (iv) the reason(s) for such sale.

         (o) CONTRACTS. Section 4(o) of the Disclosure Schedule lists the following contracts and other agreements, whether written or oral, to which any of the Company or its Subsidiaries is a party or otherwise bound (except those agreements contemplated by this Agreement or in connection with the restructuring in connection therewith):

                   (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments which extend over a period of more than 180 days or include consideration in excess of $250,000;

                   (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 180 days or involve consideration in excess of $250,000;

                   (iii) any agreement concerning a partnership or joint venture;

                   (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                   (v) any material agreement imposing confidentiality obligations on the Company or its Subsidiaries;

                   (vi) any contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

                   (vii) any agreement with the Company and its Affiliates (other than the Company and its Subsidiaries);

                   (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                   (ix) any collective bargaining agreement;

                   (x) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;

                   (xi) any contract, agreement or other arrangement with any officer or director of the Company or any of its Subsidiaries;

                   (xii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                   (xiii) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations or results of operations of the Company or its Subsidiaries; or

                   (xiv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000.

The Company has delivered to the Buyer a correct and complete copy of each written agreement (as amended) listed in Section 4(o) of the Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4(o) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and by general equitable principles) and in full force and effect;
(B) the agreement will continue to be legal, valid, binding, enforceable (except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and by general equitable principles), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (C) the Company is not, and to the Knowledge of the Company, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) the Company has not, and to the Knowledge of the Company, no other party has repudiated any material provision of the agreement.

         (p) NOTES AND ACCOUNTS RECEIVABLE. Section 4(p) of the Disclosure
Schedule is an accounts receivable aging report which shows (i) the accounts receivable of the Company and its Subsidiaries, (ii) the name of each account debtor, (iii) the aging of each account receivable and the nature of the transaction in which it arose if other than an account receivable arising in the Ordinary Course of Business and (iv) a list of the provisions for reserves for doubtful accounts receivable or write-offs of accounts receivable made by the Company and its Subsidiaries since August 31, 1999. The accounts receivable of the Company and its Subsidiaries represent bona fide indebtedness incurred by account debtors and arose in the Ordinary Course of Business. No event has occurred that would, under practices in effect when the Most Recent Balance Sheet was prepared, require an increase in the reserves for any accounts receivable and, to the Knowledge of the Company, there is no contest, claim or right of set-off with any account debtor relating to the amount or validity of any account receivable other than those which do not exceed, in the aggregate, the reserve for uncollectible accounts contained in the Financial Statements. The Company and its Subsidiaries have good and marketable title to their respective accounts receivable reflected on the Most Recent Balance Sheet and to each of the accounts receivables that arose after August 31, 2001, free and clear of all Security Interests.

         (q) POWERS OF ATTORNEY. To the Knowledge of the Company, there are no outstanding powers of attorney executed on behalf of any of the Company or its Subsidiaries.

         (r) INSURANCE. Section 4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) currently in effect with respect to which any of the Company or its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

                   (i) the name, address, and telephone number of the agent;

                   (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                   (iii) the policy number and the period of coverage;

                   (iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                   (v) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of the Company or its Subsidiaries nor, to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any material provision thereof. Section 4(r) of the Disclosure Schedule describes any material self-insurance arrangements affecting any of the Company or its Subsidiaries.

         (s) LITIGATION. Section 4(s) of the Disclosure Schedule sets forth each instance in which any of the Company or its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(s) of the Disclosure Schedule could reasonably be expected result in any material adverse change in the business, financial condition, operations or results of operations of any of the Company and its Subsidiaries. To the Knowledge of the Company, there is no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Company and its Subsidiaries.

         (t) EMPLOYEES. To the Knowledge of the Company, no executive, key employee, or significant group of employees plans to terminate employment with any of the Company or its Subsidiaries during the next 12 months. None of the Company and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. None of the Company and its Subsidiaries has committed any material unfair labor practice. To the Knowledge of the Company, there are no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company or its Subsidiaries.

         (u) EMPLOYEE BENEFITS.

             (i) Section 4(u) of the Disclosure Schedule sets forth an accurate and complete list of each material Employee Benefit Plan that any of the Company or its Subsidiaries or ERISA Affiliates maintains, has any Liability or potential Liability, or to which any of the Company or its Subsidiaries or ERISA Affiliates contributes or has any obligation to contribute on behalf of any current or former employees of the Company and its Subsidiaries; and, with respect to each such Employee Benefit Plan:

                   (A) such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered substantially in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws;

                   (B) all required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA;

                   (C) all contributions (including all employer contributions and employee salary reduction contributions) which are due for any period ending on or before the Closing Date have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued by the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

                   (D) each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and there are no facts or circumstances which exist that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan;

                   (E) the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder (determined on a plan termination basis using interest rates, factors and other methods specified by the Pension Benefits Guaranty Corporation (including its regulations) for the valuation of benefits upon a plan termination);

                   (F) the Company has delivered or made available to the Buyer or its agents correct and complete copies of the plan documents and summary plan descriptions, the most recent favorable determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement or form a part of each such Employee Benefit Plan; and

                   (G) no employee or former employee of the Company and its Subsidiaries will become entitled to any bonus, severance, job security, or similar benefit or any enhanced benefit (including, without limitation, the acceleration of vesting or exercise of an incentive award) solely as a result of the transactions contemplated hereby.

             (ii) With respect to each Employee Benefit Plan that any of the Company or its Subsidiaries and any ERISA Affiliate maintains, to which any of them contributes, or has any obligation to contribute, or with respect to which any of them has any Liability or potential Liability:

                   (A) no such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of the Company, threatened;

                   (B) there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan nor do the transactions contemplated by this agreement constitute transactions which would subject any such party to either a civil penalty assessed pursuant to ERISA Section 502(i) or the Tax or penalty on prohibited transactions imposed by Code Section 4975. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened which could result in any Liability to the Company and its Subsidiaries and, to the Knowledge of the Company, there are no circumstances which could give rise to any such action, suit, proceeding, hearing, or investigation;

                   (C) none of the Company and its Subsidiaries has incurred any Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan, or under COBRA with respect to any such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

             (iii) none of the Company and its Subsidiaries or any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA Section 4201), under or with respect to any Multiemployer Plan; and

             (iv) none of the Company and its Subsidiaries maintains, contributes to or has an obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company and its Subsidiaries (or any spouse or other dependent thereof) other than in accordance with COBRA.

              (v) GUARANTIES. None of the Company and its Subsidiaries is a guarantor or otherwise is responsible for any Liability or obligation (including indebtedness) of any other Person.

         (w) ENVIRONMENT, HEALTH, AND SAFETY MATTERS.

            (i) Each of the Company and its Subsidiaries and their respective predecessors and Affiliates and all of the Real Property and the use and development thereof has complied in all material respects and is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

            (ii) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries and their respective Affiliates, has obtained, has complied, and is in compliance in all material respects with all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities, the development and use of the Real Property, and the operation of its business.

            (iii) None of the Company and its Subsidiaries or their respective Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities (including without limitation the Real Estate) arising under Environmental, Health, and Safety Requirements.

            (iv) None of the following exists at any property or facility owned or operated by the Company or its Subsidiaries: (1) underground storage tanks,
(2) asbestos-containing material in any friable and damaged form or condition,
(3) materials or equipment containing polychlorinated biphenyls, or (4) solid waste landfills, solid waste surface impoundments, or solid waste disposal areas.

            (v) To the Knowledge of the Company, none of the Company and its Subsidiaries or any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees or any remedial or corrective obligation, pursuant to the Comprehensive
Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

            (vi) Except as set forth in SECTION 8(q) hereof, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

            (vii) None of the Company and its Subsidiaries has assumed, undertaken, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health, and Safety Requirements.

            (viii) The Company has provided to the Buyer copies of all environmental reports, audits, assessments, and investigations, all wetlands related studies or sampling documents, and any other material environmental documents, related to the past or present facilities, properties or operations of the Company and its Subsidiaries or any of their respective predecessors, to the extent the foregoing are in the possession, custody, or control of the Company or any of the Company and its Subsidiaries.

         (x) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY AND ITS SUBSIDIARIES. Neither the Company nor its Subsidiaries has entered into any agreements with any Affiliate of the Company or its Subsidiaries which is still in force, and no Affiliate of the Company or its Subsidiaries owns any asset, tangible or intangible, which is used in the business of the Company or its Subsidiaries.

         (y) SEC DOCUMENTS.

            (i) The Company has filed all required forms, reports and documents with the Commission since September 30, 1998, including all exhibits thereto (collectively, the "SEC DOCUMENTS"), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates so filed. None of the SEC Documents (as of their respective filing dates or, if amended, as of the date of the last such amendment filed prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            (ii) To the Company's Knowledge, there are no facts that could, individually or in the aggregate, reasonably be expected to have a material adverse effect and that have not been disclosed in the SEC Documents or this Agreement (including the Disclosure Schedule) other than the transactions contemplated hereby and the related restructuring in connection herewith.

         (z) RELATIONSHIPS WITH CUSTOMERS AND VENDORS. Section 4(z) of the Disclosure Schedule sets forth a complete and correct list of the names and addresses of the ten (10) largest vendors and the ten (10) largest customers of each of the Company and its Subsidiaries during the twelve-month period ended on August 31, 2001 and the total sales to or purchases from such customers or vendors made by the Company and its Subsidiaries during each such twelve-month period. No such vendor or customer of the Company and its Subsidiaries has advised the Company and its Subsidiaries, formally or, to the Knowledge of the Company, informally, and to the Knowledge of the Company no such vendor or customer intends to terminate, discontinue or reduce its business with the Company and its Subsidiaries by reason of the transactions contemplated by this Agreement or otherwise.

         (aa) ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES. The accounts payable, premiums payable to carriers, commissions payable and other accrued expenses of the Company and its Subsidiaries represent bona fide obligations incurred by the Company and its Subsidiaries which arose in the Ordinary Course of Business. Set forth on Section 4(aa) of the Disclosure
Schedule is a list of all accounts payable, premiums payable to carriers and other accrued expenses as of August 31, 2001, in each case indicating the name of each payee, the relationship (if any) of the payee to the Company and its Subsidiaries, the amount payable to each payee, the date each such payment is due, the aging of such payable and the nature of the transaction in which it was incurred if other than a trade payable incurred in the Ordinary Course of Business consistent with past practice.

         (bb) BANK ACCOUNTS. Section 4(bb) of the Disclosure Schedule sets forth: (a) the name of each bank in which the Company and its Subsidiaries have an account or safe deposit box used in their respective businesses and the names of all persons authorized to draw thereon or to have access thereto; and (b) the name of each person, corporation, firm, association or business organization, entity or enterprise holding a general or special power of attorney from the Company and its Subsidiaries with respect to such accounts and safe deposits boxes.

         (cc) INFORMATION ACCURATE AND COMPLETE; RELIANCE. Without limiting the specific language of any other representation or warranty in this SECTION 4, all information furnished or to be furnished by the Company and its Subsidiaries to the Buyer in this Agreement, and in exhibits or schedules attached hereto, is or will be accurate and complete, includes or will include, to the Knowledge of the Company, all material facts required to be stated therein, and to the Knowledge of the Company, does not or will not contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein not misleading. Notwithstanding any right of the Buyer fully to investigate the affairs of the Company and its Subsidiaries, and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations and warranties of the Company, contained herein, in the exhibits or the schedules hereto or in any other document delivered in connection with the transactions contemplated hereby.

5.       CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in SECTION 4 above shall be true and correct in all material respects (except to the extent that any such representation or warranty is qualified by any materiality standard, in which case such representation and warranty shall be true and correct in all respects) at and as of the Closing Date;

            (ii) the Company shall have provided notices to third parties, and shall have procured any third party consents, that the Buyer reasonably requested in connection with the matters referred to in SECTION 4(c) above;

            (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Shares and to control the Company and its Subsidiaries, or (D) affect materially and adversely the right of any of the Company or its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (iv) the Buyer, the Company, and the other parties thereto shall have entered into a Stockholders' Agreement in the form of EXHIBIT C attached hereto and the same shall be in full force and effect;

            (v) the Buyer, the Company, and the other parties thereto shall have entered into a Registration Agreement in the form of EXHIBIT D attached hereto and the same shall be in full force and effect;

            (vi) the Parties shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in SECTION 3(b), and SECTION 4(c) above;

            (vii) the Company shall have furnished the Buyer with the following certificates:

         (A) certificates, executed by the proper official of each jurisdiction, as to the Good Standing and qualification to do business of the Company and its Subsidiaries in each jurisdiction where the Company or its Subsidiaries is currently qualified to do business;

         (B) a certificate from the Secretary of the Company confirming the existence, incorporation and Good Standing of the Company on the Closing Date, and attaching copies of its Organizational Documents, and resolutions authorizing the execution, delivery and performance of this Agreement and all other documents and the taking of all action required thereunder or in connection therewith on behalf of the Company and its Subsidiaries;

            (viii) the Buyer shall have received from Foley & Lardner an opinion in form and substance as set forth in EXHIBIT B attached hereto, addressed to the Buyer, and dated as of the Closing Date;

            (ix) the Buyer shall have received the written resignations, effective as of the Closing, of each director of each of the Company's Subsidiaries (other than NCI Foods, LLC and W.S.C. Water Management Corp., and the two directors of Northland Cranberries Sales Corp. who reside in the U.S. Virgin Islands) and of each director, other than John Swendrowski, of the Company;

            (x) the Company shall have taken such action so that: (i) Marc J. Leder, Rodger R. Krouse, David Kreilein, Clarence E. Terry and Kevin J. Calhoun shall be been appointed to the Board of Directors of the Company, (ii) Marc J. Leder and Rodger R. Krouse shall each have been appointed Vice-Chairmen of the Board, (iii) Marc J. Leder and Rodger R. Krouse shall have been appointed as the sole members of the Board of Directors of each of the Company's Subsidiaries (other than NCI Foods, LLC, W.S.C. Water Management Corp. and Northland Cranberries Sales Corp.) and (iv) Marc J. Leder, Rodger R. Krouse, and Clarence
E. Terry shall have been appointed to the Board of Directors of Northland Cranberries Sales Corp., all in accordance with any applicable Organizational Documents and in compliance with all applicable laws;

            (xi) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

            (xii) the Company shall have obtained, in preparation for Closing, at the Company's own cost and expense, and shall have delivered to the Buyer, a commitment for an ALTA Owners Policy of Title Insurance, Form B-1970 (or other form of policy reasonably acceptable to the Buyer), for each parcel of Owned Real Property identified in Section 4(l)(i) of the Disclosure Schedule (the "TITLE COMMITMENTS"), issued by a title insurer satisfactory to the Buyer (the "TITLE INSURER"), in such amount as the Buyer and the Company reasonably determine to be the fair market value (including all improvements thereon), insuring the Buyer's interest in such parcel as of Closing, subject only to the Permitted Encumbrances and standard title insurance exceptions and requirements, which will be removed or satisfied on or before the Closing except as the same relate to matters appearing in title to the Bog Properties that require a survey for removal. The Company shall deliver at the time of delivery of the Title Commitments, copies of all documents of record referred to therein. The Company will provide the Buyer with title insurance policies ("TITLE POLICIES") on or before the Closing, from the Title Insurer based upon the Title Commitments. The Company will deliver to the Title Insurer all affidavits, undertakings and other title clearance documents reasonably necessary to issue the Title Policies and endorsements thereto. Each such Title Policy will be dated as of the date of closing and (a) insure title to the applicable parcels of real estate and all recorded easements benefitting such parcels, subject only to Permitted Encumbrances, (b) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, excepting survey matters with respect to the Bog Properties, (c) with respect to the Facility Properties, contain an ALTA Zoning Endorsement 3.1, with parking (or equivalent) to the extent available in the jurisdiction in which the property is located, (d) with respect to the Facility Properties, contain an endorsement insuring that the parcel described in such Title Policy is the parcel shown on the survey delivered with respect to such parcel and a survey accuracy endorsement, (e) contain an endorsement insuring that each street adjacent to such parcel is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from such parcel, (f) with respect to the Facility Properties, if the real estate covered by such policy consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, (g) contain a non-imputation endorsement, (h) contain a tax number endorsement and (i) contain such other endorsements as the Buyer and the Buyer's lender, if any, may reasonably request.

            (xiii) The Company has procured, at its own cost and expense, in preparation for the Closing, and shall have delivered to the Buyer, current surveys or existing surveys accompanied with Affidavits of no change of each parcel of the Owned Real Property identified in Section 4(l)(i) of the Disclosure Schedule constituting a Facility Property, prepared by a licensed surveyor, satisfactory to the Buyer, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may require as a condition to the removal of any survey exceptions from the Title Policy, and certified to the Buyer, the Buyer's lender and the Title Insurer.

            (xiv) the Company and its Subsidiaries shall have obtained and delivered to the Buyer an estoppel certificate with respect to each of the Leases, dated no more than 30 days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to the Buyer;

            (xv) no damage, destruction, infestation or other change or casualty has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would have a material adverse effect on the use or occupancy of the Real Property or the operation of the business of the Company and its Subsidiaries;

            (xvi) the Company shall have effected a one for four (1:4) reverse stock split of its Class A Common Stock and Class B Common Stock;

            (xvii) each holder of Class B Common Stock shall have converted all of his, her or its shares of Class B Common Stock into Class A Common
Stock, such that immediately following the Closing there are no issued or outstanding shares of Class B Common Stock;

            (xviii) the Company shall have entered into written agreements with the vendors, suppliers or other creditors set forth on EXHIBIT E attached hereto, which agreements shall be in form and substance satisfactory to the Buyer in its sole discretion;

            (xix) the Company's Board of Directors and / or Special Committee thereof shall have received a fairness opinion from Rabobank International;

            (xx) the Company and the Buyer (or its Affiliate) shall have executed a management services agreement in form and substance satisfactory to the Buyer in its sole discretion;

            (xxi) since August 31, 2001, no change, occurrence or development with respect to the Company or its Subsidiaries that was not disclosed in the SEC Documents filed prior to the date of this Agreement or in the Disclosure Schedule shall have occurred or become known to the Buyer that has had or could reasonably be expected to have a material adverse effect on the Company's or any of its Subsidiaries' business, properties, assets, results, operations, or conditions (financial or other), either alone or in the aggregate.

            (xxii) the Management Agreement shall have been terminated;

            (xxiii) the Severance and Stay Bonus Plan shall have been terminated;

            (xxiv) the Buyer shall have received delivery of certificates for the Shares as set forth hereunder;

            (xxv) the Company shall have obtained on terms and conditions satisfactory to the Buyer all of the financing it needs in order to consummate the transactions contemplated hereby and, together with the Cash Purchase Price, fund the working capital requirements of the Company and its Subsidiaries after the Closing;

            (xxvi) the results of the Buyer's conversations with the Company's customers shall be satisfactory to the Buyer in the Buyer's sole discretion;

            (xxvii) the Company's Bylaws shall have been amended in form and substance satisfactory to the Buyer in its sole discretion;

            (xxviii) the Company shall have taken such action so that Marc J. Leder, Rodger R. Krouse, David Kreilein, M. Steven Liff, Clarence E. Terry and
C. Deryl Couch shall have been appointed officers of the Company;

            (xxix) the Company shall deliver to the Buyer Phase I reports for the Facility Properties satisfactory to the Buyer in the Buyer's sole discretion; and

            (xxx) the Company and the other parties to the Assignment, Assumption and Release Agreements shall have executed the Assignment, Assumption and Release Agreements in form and substance satisfactory to the Buyer in its sole discretion.

The Buyer may waive any condition specified in this SECTION 5(a) if it executes a writing so stating at or prior to the Closing.

         (b) CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in ARTICLE 3 above shall be true and correct in all material respects (except to the extent that any such representation or warranty is qualified by any materiality standard, in which case such representation and warranty shall be true and correct in all respects) at and as of the Closing Date;

            (ii) the Buyer shall have delivered to the Company the consideration required under SECTION 2(b) hereof and shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (iv) the Buyer shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in SECTION 3(b) and SECTION 4(c) above;

            (v) the Buyer shall have assigned all of the Assignment, Assumption and Release Agreements to the Company and the same shall be in full force and effect;

            (vi) the Management Agreement and the Severance and Stay Bonus Plan shall be terminated and, in consideration therefor, the persons set forth on EXHIBIT F attached hereto shall have received the payments set forth opposite their respective names on such EXHIBIT F;

            (vii) the Company's 2001 Stock Option Plan shall have been adopted and options for 4.929% of the fully diluted post transaction equity ownership of the Company shall have been granted; and

            (viii) Rabobank International shall have been paid its fees, and reimbursed its expenses, as described in SECTION 4(d) hereof.

The Company may waive any condition specified in this SECTION 5(b), except the condition specified in SECTION 5(b)(viii) if they execute a writing so stating at or prior to the Closing.

6.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Company contained in SECTION 4 above shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect through the fifteenth (15th) day after the date of the issuance by the Company's auditors of its audit opinion/report on the consolidated financial statements of the Company for the fiscal year ended August 31, 2002; PROVIDED, HOWEVER, that the representations and warranties contained in SECTION 3(b) and SECTIONS 4(a), (b), (c), (d), (e), (k), and (w) above shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until expiration of the applicable period or statute of limitations (including any extensions thereto).

         (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. In the event the Company breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to
SECTION 6(a) above, provided that the Buyer makes a written claim for indemnification against the Company within such survival period, then the Company agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach PROVIDED, HOWEVER, that the Company shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Company other than the Fundamental Representations and Warranties until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $500,000 aggregate threshold at which point the Company will be obligated to indemnify the Buyer from and against all such Adverse Consequences in excess of a $175,000 aggregate deductible.

         (c) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for tax benefits actually realized and insurance coverage proceeds actually received by the Buyer in determining Adverse Consequences for purposes of this SECTION 6. For the purposes of determining whether the Buyer is able to seek indemnification from the Company under this
SECTION 6 for a breach by the Company of any representation and warranty, the use of the terms "material", "materially", materiality", "material adverse effect" or any similar words or phrases in this Agreement and on any schedule or exhibit hereto shall be disregarded and any and all claims for such indemnification shall be determined as if no such terms were present in the representation or warranty with respect to which such indemnification is sought.

         (d) MATTERS INVOLVING THIRD PARTIES.

            (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING Party") under this SECTION 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third Party Claim; PROVIDED, HOWEVER, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and PROVIDED FURTHER that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

            (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with SECTION 6(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
(B) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

            (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with SECTION 6(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
SECTION 6.

         (e) ADDITIONAL MATTERS. All indemnification obligations of the Company, other than Third Party Claims, shall be satisfied by the payment of cash or, at the sole option of the Buyer in each instance, the issuance of additional shares of Class A Common Stock, valued at a price per share equal to the original cost of the Shares (on a per share basis) without taking into consideration the value of Assignment, Assumption and Release Agreements.

7. TAX MATTERS. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Company.

8.       MISCELLANEOUS.

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Company; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         (b) NO THIRD-PARTY BENEFICIARIES. Except as provided pursuant to
SECTION 8(p) hereof, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Company; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Company:

         Northland Cranberries, Inc.
         800 First Avenue South
         P.O. Box 8020
         Wisconsin Rapids, WI 54495-8020
         Attn:  John Swendrowski
         Fax:  (715) 422-6844

         Copy to:

         Foley & Lardner
         777 East Wisconsin Avenue
         Milwaukee, WI  53202-5367
         Attn:  Jeffrey J. Jones
         Fax:  (414) 297-4900

         If to the Buyer:

         Sun Northland, LLC
         c/o Sun Capital Partners, Inc.
         5200 Town Center Circle, Suite 470
         Boca Raton, FL 33486
         Attn: C. Deryl Couch
         Fax: (561) 394-0540

         Copy to:
         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, IL 60601

         Attn: Douglas C. Gessner
         Fax: (312) 861-2200

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin.

         (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) EXPENSES. The Company shall pay or cause to be paid at Closing (i) all reasonable out-of-pocket fees and expenses incurred by the Buyer and its Affiliates and (ii) the reasonable out-of-pocket legal fees of the Company each in connection with the transactions contemplated by this Agreement (including, without limitation, reasonable fees and disbursements of counsel and consultants). The fees and expenses covered by this SECTION 8(k) are separate from and in addition to, and in no way shall limit, the fees and expenses to be paid to the Buyer pursuant to the management services agreement.

         (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (m) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) SUBMISSION TO JURISDICTION. Each Party hereto submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in SECTION 8(g) above. Nothing in this SECTION 8(N), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

         (o) LEGAL FEES. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the non-prevailing party, all costs incurred in connection with such action, including without limitation reasonable fees, expenses and costs incurred at the trial court, all appellate courts and during negotiations.

         (p) INDEMNIFICATION AND INSURANCE. The Buyer agrees that for a period of six years from the Closing Date it will maintain all rights to indemnification now existing in favor of the current or former directors, officers, and employees of the Company as provided in the Company's articles of incorporation and bylaws or otherwise in effect under any agreement on the date of this Agreement. In addition, the Buyer agrees that the articles of incorporation and bylaws of the Company shall contain the provisions with respect to indemnification set forth in the Company's articles of incorporation and bylaws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Closing Date were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Closing Date (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Notwithstanding the six-year period specified in the foregoing sentences, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

            (i) The Company will at all times exercise the powers granted to it by its articles of incorporation, its bylaws, and by applicable law to indemnify and hold harmless to the fullest extent possible present or former directors, officers, and employees of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to, and including the Closing Date, including, without limitation, with respect to matters relating to this Agreement.

            (ii) The Buyer agrees that the Company shall cause to be maintained in effect for not less than six years from the Closing Date the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters occurring at or prior to the Closing Date (including, without limitation, the transactions contemplated by this Agreement); provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing Date; and provided, further, that the Company shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Company is unable to obtain the insurance required by this SECTION 8(p)(ii) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

            (iii) This SECTION 8(p) is intended to benefit the current and former directors, officers, and employees of the Company and shall be binding on all successors and assigns of the Buyer and the Company.

         (q) ISRA COVENANT. The Company shall submit to the New Jersey Department of Environmental Protection ("NJDEP") within 30 days after Closing, true, accurate and complete copies of all filings required pursuant to the New Jersey Industrial Site Recovery Act ("ISRA") (N.J.S.A. 13:1k-6 ET SEQ.) as necessary to obtain formal ISRA nonapplicability determinations from NJDEP for the real properties and operations of the Company in Bridgeton, New Jersey.

         (r) TAX COVENANT. The Company shall elect under Treasury Regulation
Section 1.382-6(b) to close its books as of the end of the Closing Date with respect to the ownership change (within the meaning of Code Section 382) occurring pursuant to this Agreement.

         (s) SEVERANCE PAY COVENANT. The Company agrees that if prior to the one year anniversary of the date hereof, any Executive's employment with the Company is terminated by the Company or its successors in interest without cause, such Executive shall be entitled to continue to receive his then-current base salary, which shall be no lower than his base salary as of the date hereof, payable in regular installments as special severance payments for six-months from the date of termination; provided, if such Executive breaches the provisions of any non-solicitation or confidentiality covenants he has made (or shall make) to the Company, the Company shall have no obligation to make (or continue to make) severance payments to such Executive.

                                   *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement on as of the date first above written.

                                            SUN NORTHLAND, LLC

                                            By:     /s/ M. Steven Liff
                                                    ------------------------
                                            Title:   Vice President
                                                    ------------------------

                                            NORTHLAND CRANBERRIES, INC.

                                            By:      /s/ John Swendrowski
                                                    ------------------------
                                            Title:   Chief Executive Officer
                                                    ------------------------

                                         40